Exhibit 16.1

April 27, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Hongchang International Co., Ltd

Dear Sirs/Madams:

We have read Item 4.01 included in the Form 8-K of Hongchang International Co., Ltd dated April 30, 2025 to be filed with the Securities and Exchange Commission. We agree with the statements contained in the paragraphs concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Hongchang International Co., Ltd contained therein.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants